Exhibit 10.13

INSITUFORM TECHNOLOGIES, INC.

MANAGEMENT ANNUAL INCENTIVE PLAN

This Management Annual Incentive Plan (the “Plan”) of Insituform Technologies, Inc. (the “Company”) is effective as of the 1st day of January, 2010.

A.	Plan Purpose

The purpose of this Plan is to enhance business performance by motivating and rewarding executive and management employees for the achievement of incentive goals structured to achieve desired corporate results.

B.	Eligible Employees

A committee comprised of the Company’s Chief Executive Officer, General Counsel and Chief Administrative Officer, Chief Financial Officer and Vice President – Human Resources (together, the “Plan Committee”), shall designate the employees of the Company and its subsidiaries who are to be participants (the “Participants”) in the Plan for the applicable fiscal year (the “Plan Year”). Except where prohibited by law, as a condition to participation in the Plan and the receipt of any payment hereunder, Participants shall be required to sign any confidentiality, non-solicitation and/or non-competition agreement and/or acknowledgement of the Company’s right to recoup any incentive compensation required by the Company.

C.	Participant Incentive Award Goals

The Plan Committee shall establish an incentive award goal (a “Goal”) for each participant that shall be expressed as a percentage of such participant’s annual base salary. Participant Goals shall be reviewed and approved by the Plan Committee on an annual basis. The Compensation Committee shall approve Goals of all executive officers of the Company.

D.	Funding and Award Summary

Except as may otherwise be set forth herein or as determined by the Plan Committee under certain circumstances, the Plan shall be funded as to 10% based on total Company performance for the Plan year and as to the remaining 90% based on the performance of each business unit for the Plan year. Each participant Goal shall be divided between these two funding criteria. Total Company performance shall be measured based on the actual consolidated Company Net Income achieved as compared against the targeted consolidated Company Net Income for the Plan Year, as approved by the Board of Directors of the Company. Business unit performance shall be measured based on the actual Operating Income achieved by a business unit of the Company as compared against the targeted Operating Income for such business unit for the Plan Year, as approved by the Company’s Chief Executive Officer. Goal awards from the business unit funded portion of the Plan pool shall be earned based on an individual participant’s performance during the Plan Year, as determined by the individual participant’s achievement of certain measurable business objectives (“MBOs”) assigned to such participant.

E.	Net Income

For purposes of this Plan, “Net Income” shall be defined as “net income before extraordinary items” of the Company for the Plan Year, which shall mean the consolidated net income of the Company during the fiscal year, as determined by the Plan Committee in conformity with accounting principles generally accepted in the United States of America and contained in financial statements that are subject to an audit report of the Company’s independent public accounting firm, but excluding:

(i)	losses associated with the write-down of assets of a subsidiary, business unit or division that has been designated by the Board of Directors as a discontinued business operation or to be liquidated;

(ii)	gains or losses on the sale of any subsidiary, business unit or division, or the assets or business thereof;

(iii)	gains or losses from the disposition of material capital assets (other than in a transaction described in subsection (ii)) or the refinancing of indebtedness, including, among other things, any make-whole payments and prepayment fees;

(iv)	losses associated with the write-down of goodwill or other intangible assets of the Company due to the determination under applicable accounting standards that the assets have been impaired;

(v)	gains or losses from material property casualty occurrences or condemnation awards taking into account the proceeds paid by insurance companies and other third parties in connection with the casualty or condemnation;

(vi)	any other material income or loss item the realization of which is not directly attributable to the actions of current senior management of the Company;

(vii)	any income statement effect resulting from a change in generally accepted accounting principles, except to the extent the effect of such a change is already reflected in the target Net Income amount; and

(viii)	the income taxes (benefits) of any of the above-designated gains or losses.

The Compensation Committee shall have final authority with respect to any determination by the Plan Committee regarding the definition of “Net Income” and, in exercising such authority, may consult with the Company’s independent auditor and/or Audit Committee as it deems necessary and advisable.

F.	Operating Income

For the purposes of this Plan, “Operating Income” shall be defined as revenues minus operating expenses before taxes, as determined by the Plan Committee in conformity with accounting principles generally accepted in the United States of America.

G.	Consolidated Company Financial Performance Pool Funding

The portion of the Plan funded based on the financial performance of the Company as a whole shall be referred to as the “Consolidated Company Financial Performance Pool.” At the outset of each Plan Year, the Compensation Committee shall determine the consolidated Company Net Income target (the “Net Income Target”) for the Plan Year and the threshold funding amount (the “Company Threshold”) for the Consolidated Company Financial Performance Pool. The actual amount funded to the Consolidated Company Financial Performance Pool shall be determined upon calculation of actual consolidated Company Net Income (the “Actual Net Income”) after the end of the Plan Year, subject to any deletions or additions required pursuant to Section E hereof, and shall be adjusted from the Company Threshold as follows:

•	If Actual Net Income equals the Net Income Target, the Consolidated Company Financial Performance Pool shall be equal to the Company Threshold.

•

If Actual Net Income exceeds the Net Income Target, the Consolidated Company Financial Performance Pool shall be equal to the Company Threshold plus one-third of the amount that exceeds the Net Income Target.

•

If Actual Net Income is less than the Net Income Target, but equals or exceeds 90% of the Net Income Target, the Consolidated Company Financial Performance Pool shall be equal to the Company Threshold minus thirty-three and 1/3 cents (33 1/3 cents) for each dollar by which Actual Net Income is less than the Net Income Target.

•

If Actual Net Income is less than 90% of the Net Income Target, but equals or exceeds 75% of the Net Income Target, the Consolidated Company Financial Performance Pool shall be equal to the Company Threshold minus 3.33% of the Net Income Target minus the amount by which the Actual Net Income is less than 90% of the Net Income Target.

•

If Actual Net Income is less than 75% of the Net Income Target, the minimum amount funded to the Consolidated Company Financial Performance Pool shall be equal to $700,000; provided, however, that such minimum amount shall only be awarded to individual Participants for extraordinary performance, as determined by the Company’s Chief Executive Officer in his sole discretion.

There shall be no set maximum funding amount for the Consolidated Company Financial Performance Pool. In all events, the Compensation Committee, subject to any required approval of the Board of Directors, shall have the ability and authority to increase or decrease the amount of the Consolidated Company Financial Performance Pool calculated in accordance with the provisions of this Plan to reflect any extraordinary or unforeseen events or occurrences during the Plan Year.

H.	Consolidated Company Financial Performance Bonus Pool Awards

The Consolidated Company Financial Performance Pool shall be awarded to Participants based on 10% of their Goals and subject to available pool funding. There is no individual performance factor required to receive an award from the Consolidated Company Financial Performance Pool, but a participant must be an employee in good standing at the time the award is paid (that is, the participant must be an active employee not on a performance improvement plan in order to be eligible for an award from this pool).

I.	Business Unit/Individual Performance Pool Funding

The portion of the Plan funded based on the performance of the Company’s individual business units shall be referred to as the “Business Unit/Individual Performance Pool” for each business unit; provided, however, that for corporate staff, the funding of this portion of the Plan shall be based on Actual Net Income achievement.

Funding for Individual Business Units

At the outset of each Plan Year, the Plan Committee shall determine the targeted Operating Income (the “Operating Income Target”) for the Plan Year for each applicable business unit. The actual amount funded to the Business Unit/Individual Performance Pool for the applicable business unit shall be determined upon calculation of actual Operating Income (the “Actual Operating Income”) for such business unit after the end of the Plan Year and shall be adjusted from the applicable BU Threshold (as defined below) as follows:

•	The “BU Threshold” shall be equal to 90% of the sum of the business unit Participants’ Goals for the Plan Year for the Participants in the Plan at the time the award is to be paid.

•

If Actual Operating Income is greater than or equal to 90% of the Operating Income Target, the Business Unit/Individual Performance Pool shall be equal to the BU Threshold multiplied by the percentage determined by dividing the Actual Operating Income by the Operating Income Target.

•	One third of this pool is available for distribution to the Business Unit Participants, conditioned upon their individual MBO results.

•

The remaining two thirds of the pool is available for distribution to the Business Unit Participants, conditioned upon their individual MBO results, provided they achieve their business unit’s YOY growth gate. Funding based on the growth gate occurs on a linear trend line as per exhibit A.

•	If Actual Operating Income is less than 90% of the Operating Income Target, the Business Unit/Individual Performance Pool for such business unit shall not be funded.

Funding for Corporate Staff

The amount funded to the Business Unit/Individual Performance Pool for Business Unit Resource and Corporate staff shall be determined in accordance with the Consolidated Company Financial Performance Pool funding mechanism as set forth above.

J.	Business Unit/Individual Performance Pool Awards

The portion of a participant’s Goal relating to the Business Unit/Individual Performance Pool shall be awarded based on such participant’s individual performance during the Plan Year. Individual performance shall be measured by such participant’s achievement of designated MBOs for the Plan Year. The level of achievement of a participant’s individual MBOs shall be determined by such participant’s direct supervisor, approved by the participant’s Business Unit leader and confirmed by the next level Corporate Officer above such Business Unit leader. All awards from the Business Unit/Individual Performance Pool are subject to pool funding as set forth above.

K.	Timing of Awards

Awards for a Plan Year are annual and shall be awarded in March of the succeeding year. Participants who are not employed on the payment date shall not be eligible to receive any payment. Participants must be employed as of October 1 in a Plan Year to be eligible to participate in the Plan for that Plan Year. A participant who is employed after January 1 but prior to October 1 of a Plan Year shall only be eligible to receive an award prorated for the amount of time the participant was employed during the Plan Year.

L.	Nature of Plan

This Plan is a statement of intent and is not a contract. It is not a guarantee of employment, and each participant’s employment with the company remains “at will”. This Plan may be modified, suspended or terminated at any time, and all awards are at the discretion of the Company’s Board of Directors or the Compensation Committee. This Plan may be changed during a Plan Year without any obligation of the Company to pay for the elapsed part of the Plan Year in the manner described in the Plan. The decisions of Company management, the Plan Committee, the Board of Directors and/or the Compensation Committee in administering and interpreting the Plan are final and binding on all persons.

Exhibit A